EXHIBIT 3.2

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20110687374-09 Filing Date and Time 09/23/2011 8:01 AM Entity Number E0456982007-7

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1. Name of corporation:

Legend Mining Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

75,000,000 shares of common stock with a par value of $0.001 per share

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

525,000,000 shares of common stock with a par value of $0.001 per share

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

The Corporation shall issue seven (7) shares of common stock for every one (1) share of common stock issued and outstanding immediatly prior to the effective date of the forward stock split.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

No fractional shares shall be issued. Fractional shares will be rounded up..

7. Effective date of filing: (optional)

October 10, 2011
(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

/s/ Avtar Dhillon	President, Secretary, Treasurer
Signature of Officer Title